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                                                                  Exhibit (j)



                          Independent Auditors' Consent


     We consent to the inclusion in this Pre-Effective Amendment No. 1 to the Registration Statement of The Wright Asset Allocation Trust (1933 Act File No. 333-75181) of our report dated May 20, 1999, relating to the financial statements of Wright Managed Growth with Income Fund as of May 19, 1999 and for the period then ended appearing in the Statement of Additional Information which is part of such Registration Statement.

     We also consent to the reference to our Firm under the heading "Independent Certified Public Accountants" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts
May 20, 1999